Delisting Determination, The Nasdaq Stock Market, LLC, July 10, 2026 Blue Hat Interactive Entertainment Technology
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the ordinary shares of Blue Hat Interactive Entertainment Technology effective at the opening of the trading session on July 23, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on March 9, 2026. On March 13, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On April 7, 2026, the hearing was held.
On April 21, 2026 the Panel reached a
decision and a Decision letter was issued on April 22, 2026.
THe Panel decided to suspend the Company from the Exchange.
The Company ordinary shares were suspended on March 16, 2026. The Staff determination to delist the Company ordinary shares became final on June 8, 2026.